Exhibit 99.2

N.M.’s First State Not Done After 2 Deals in 3 Days

American Banker© - Friday, September 16, 2005

By Katie Kuehner-Hebert

First State Bancorp of Albuquerque has a simple growth strategy: beef up in and around its hometown and establish itself in other fast-growing markets of the Southwest.

The $2 billion-asset company would do both with a pair of acquisition deals, for Access Anytime Bancorp of Albuquerque and New Mexico Financial Corp., announced in a recent three-day span.

They would be the company’s first acquisitions since buying a Colorado industrial bank from Washington Mutual Inc. in 2002. Before that it had not bought a bank since 1994.

H. Patrick Dee, an executive vice president of First State and its chief operating officer, said it is buying again because it wants to accelerate its growth - it hopes to double its asset size by the end of 2008, he said.

Its bank also has branches in Denver and Salt Lake City. Buying the $374 million-asset Access Anytime would give First State three more Albuquerque branches, and the $117 million-asset New Mexico Financial, of Belen, has nine branches in or near Albuquerque.

First State would also enter the Phoenix market and new markets in its home state, including the fast-growing Las Cruces, by buying Access Anytime. Both deals are expected to close in the fourth quarter. The Access Anytime deal was announced Aug. 31 and the New Mexico Financial deal Sept. 2.

First State has had double-digit growth in earnings and assets for years’ and in this year’s second quarter its net income rose 45%, to a record $4.9 million. It expects even stronger growth as it bulks up.

In the next three years it plans to make “at least a couple of more acquisitions,” most likely in Tucson, as well as in Denver or another Colorado city, and possibly Las Cruces, Mr. Dee said. It also wants to open about six branches in those markets over the next several years, he said.

Bain Slack, an analyst in Atlanta for Keefe, Bruyette & Woods Inc., said First State has a good shot at reaching its goals because not many community banks in these markets are as large as First State. With its higher lending limits, First State can attract middle-market business customers that are often out of smaller banks’ reach, he said.

Moreover, “since they’re not a heavy retail player, they don’t have to go up against the scale of the big banks,” Mr. Slack said. “They’ll just focus on building relationships with commercial customers, and they’ll be able to compete with the big banks by making decisions faster.”

Both Mr. Dee and analysts say it has taken much longer than expected to convert the industrial bank acquired from Wamu, First Community Industrial Bank in Denver, into a commercial bank. First State closed the $365 million-asset bank’s five Colorado offices and one in Salt Lake City and set up six new offices in buildings better suited for commercial banking, and it has hired commercial bankers for each of those offices.

Revenues should begin to top expenses in those markets, Mr. Dee said. Loans are starting to grow more than 30% in Colorado and even faster in Salt Lake City, he said.

Peyton Green, an analyst at First Horizon National Corp.’s FTN Midwest Research in Nashville, said that First State should having an easier time digesting Access Anytime and New Mexico Financial than it did First Community Industry, and that should be able to build its franchise better than it has over the last several years.

It can do this, Mr. Green said, because it has reverted to the strategy it used while increasing its asset size in the 1990s: keeping expense growth half of earnings growth. He said he expects First State to post earnings growth of around 18% to 25% a year, particularly as its investments in Colorado and Utah begin to pay off.

Mr. Dee called those figures a pretty good target but said, “We need to balance that with a need to increase our profitability.”

After buying First Community Industrial and investing heavily in Colorado, First State’s return on equity started to drop steadily, dipping below 10% in 2004. The company has since taken steps to begin raising it to above 15%, the level it had maintained in the 1990s, Mr. Dee said. At midyear its ROE was 13.19%.

“We’ve made a huge amount of progress just in the last couple of quarters, but it’ll be another three to four quarters to really get it ramped up,” Mr. Dee said.